PURCHASE AGREEMENT

                                      AMONG

                            THE FORTRESS GROUP, INC.

                             FORTRESS GALLOWAY, INC.

                             DON GALLOWAY HOMES INC.

                             DON GALLOWAY LAND, LLC

                          GALLOWAY LIMITED PARTNERSHIP

                                 THORNBLADE, LLC

                                       AND

                            THE PERSONS NAMED HEREIN

                             DATED: AUGUST 18, 1997

                               PURCHASE AGREEMENT

         This purchase agreement (this "Agreement") is made as of this 18th day of August, 1997, between The Fortress Group, Inc., a Delaware corporation ("Fortress"), Fortress Galloway, Inc., a Delaware corporation ("Fortress Galloway" and the "Purchaser"), Don Galloway Homes Inc., a North Carolina corporation ("Galloway Homes"), Don Galloway Land, LLC, a North Carolina limited liability company ("Galloway Land"), Galloway Limited Partnership, a Colorado limited partnership ("Galloway Partnership") and Thornblade, LLC, a North Carolina limited liability company ("Thornblade" and collectively with Galloway Homes, Galloway Land and Galloway Partnership, the "Acquired Companies"), and Don A. Galloway, an individual residing in Cheyenne, Wyoming ("Seller").

         WHEREAS, the Acquired Companies are engaged in the business of developing residential lots, and constructing, selling, and financing the sale of unattached residential single-family homes in North Carolina and South Carolina (the "Business").

         WHEREAS, the Seller desires to sell, and Purchaser desires to purchase, all of the issued and outstanding shares of capital stock (the "Shares") and the ownership interests ("Interests) of the Acquired Companies (except Thornblade, in which Purchaser shall acquire a 99% interest) for the consideration and on the terms set forth in this Agreement.

         NOW, THEREFORE, in consideration of the mutual covenants of the parties set forth in this Agreement, $100 paid to the Acquired Companies, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                    ARTICLE I
                          SALE OF SHARES AND INTERESTS

         1.1 Shares and Interests. Upon the terms and subject to the conditions set forth herein and in reliance on the respective representations and warranties of the parties, Seller will sell and transfer all of the issued and outstanding Shares and existing Interests to Purchaser, and Purchaser will purchase the Shares and Interests from Seller on the Closing Date and at the time and place of Closing referred to below, for the consideration and in accordance with the provisions of Article II hereof.

                                   ARTICLE II
                       CONSIDERATION AND MANNER OF PAYMENT

         2.1 Purchase Price. The purchase price (the "Purchase Price") for the Shares and Interests and terms of payment will be as follows:

                  (a) $5,000,000 Cash.

                            (i) Earnest Money. Within one day from the execution
                  of this Agreement Fortress shall deliver $250,000 cash to Mr. Eric Bland, Attorney at Law, in escrow to be held by Mr. Bland until the Closing date. Provided the conditions precedent set forth in Section 7.1 below, are reasonably met, Mr. Bland shall deliver the amount in escrow to Seller and the amount ($250,000) shall be credited against the $5,000,000 cash portion of the purchase price at Closing. If Seller fails to reasonably meet the conditions precedent set forth in Section
                  7.1 below, does not close, Mr. Bland shall return the amount held in escrow to Purchaser. Mr. Bland will be indemnified and held harmless as escrow agent for the earnest money, note, and pledged stock.

                            (ii) Subject to a post-closing adjustment pursuant
                  to Section 2.2, below, at Closing Fortress shall wire transfer in immediately available funds to an account or accounts designated by Seller, for the account of Seller, at a bank or banks specified in writing at least one (1) business day prior to the Closing Date, $4,750,000.

                  (b) $6,000,000 in Convertible Preferred Stock. At Closing Fortress shall deliver to Seller 60,000 shares in Fortress Series D Convertible Preferred Stock (the "Preferred Stock"), the terms of which shall be as set forth in the Certificate of Designation annexed hereto as Exhibit A.

                  (c) $5,000,000 Promissory Note. At Closing Fortress will deliver to Seller a promissory notes in the form of Exhibit E totaling $5,000,000 and it will deliver to Eric Bland as escrow agent the common stock of Purchaser, a security agreement, stock power and pledge to secure the note. The note will bear interest at the rate of prime plus 1% as reported in the Wall Street Journal.


                  (d) Contingent Consideration. Contingent consideration shall be paid to Seller based upon the Pre-Tax earnings of Acquired Companies (or any other entity that continues the business operated by the Acquired Companies) for the years ended December 31, 1997, 1998, 1999, and 2000 (the "Earn-out"), as set forth in Annex I attached hereto and made a part hereof.

         2.2     Post-Closing Audit.

                  (a) Closing Combined Balance Sheet. (1) Within forty-five (45) days of Closing, Purchaser will cause the Acquired Companies to deliver to Seller audited financial statements of the Acquired Companies for the calendar year ended December 31, 1996 and an audited combined balance sheet for the Acquired Companies dated as of the close of business on the date of the Closing (the "Closing Combined Balance Sheet") which Closing Combined Balance Sheet shall set forth the financial condition, assets and liabilities of the Acquired Companies as of the close of business on the date of the Closing. Seller shall cooperate with the preparation of such Closing Combined Balance Sheet and shall provide such assistance as Fortress shall reasonably request. The Closing Combined Balance Sheet shall be prepared in accordance with generally accepted accounting principles ("GAAP") which shall be applied consistent with past practices of the Acquired Companies; provided, however, no adjustment will be recognized for purposes of this Section 2.2 based upon a change in accounting treatment or policy with respect to an item. The Closing Combined Balance Sheet shall include footnotes and shall include all adjustments which would be made if the date of the Closing were year-end. The Acquired Companies will accrue $20,000 on their financial statements for engaging their pubic auditor. The year-end audit and the Closing date audit will be prepared by Price Waterhouse, appointed by and paid for by Fortress. It is the understanding of the parties that to the extent, if any, the fees charged by the Acquired Companies' public auditor are less than $20,000, the surplus will be used to apply against the fees charged by Price Waterhouse for its services in connection with the year-end audit and the Closing audit. The Seller's public auditor will have an opportunity to review the Closing Combined Balance Sheet for a period of thirty (30) days after Seller's receipt of such balance sheet.

                  (b) If the Seller shall dispute in good faith any of the items, calculations, or conclusions of Purchaser's public auditor, the Seller shall notify Purchaser in writing thereof ("Seller's Notice") within thirty (30) days after delivery of the Closing Combined Balance Sheet to the Seller, which notice shall set forth in reasonable detail the procedures and the amount(s) in dispute. If the Seller does not so notify Purchaser within such period, the Closing Combined Balance Sheet shall become final and binding upon all parties at the end of such period.

                  (c) If the Seller does so notify Purchaser, the Seller and Purchaser shall attempt in good faith to resolve such dispute(s). If Purchaser and the Seller are unable to resolve any disputed item within ten (10) days after receipt of Seller' Notice, such disputed item(s) shall be submitted to one of the five largest nationally recognized accounting firms or any of their successors (other than Purchaser's public auditor or the auditor of the Acquired Companies or regular auditors or their successors) chosen by lot which shall be instructed to arbitrate such disputed item(s) and determine the Net Worth of the Acquired Companies (as defined below) as of the close of business on the date of the Closing within thirty (30) days thereafter. The resolution of disputes by the accounting firm so selected shall be set forth in writing and shall be conclusive and binding upon and non-appealable by the parties, and the Closing Combined Balance Sheet shall become final and binding upon the date of such resolution. The costs of such resolution by such accounting firm shall be borne by the Seller unless the final determination of Net Worth shall exceed that determined by Purchaser's public auditor by greater than $100,000, in which case Purchaser shall bear the costs of such resolution. The term "Net Worth" means the excess of the total assets of the Acquired Companies over their total liabilities, determined in accordance with GAAP applied consistent with past practices of the Acquired Companies; provided, however, no adjustment will be recognized for purposes of this Section 2.2 based upon a change in accounting treatment or policy with respect to an item.

                  (d) Adjustment. The cash portion of the consideration set forth in Section 2.1 shall be adjusted upward or downward, as the case may be (the "Adjustment"), on a dollar-for-dollar basis, to the extent that the Net Worth reflected on the Closing Combined Balance Sheet is less or more than $5,000,000. It shall be paid ten (10) business days after completion of the post-closing audit procedure described in subsections (a)-(c), above.

         2.3 Tax Reporting and Allocations. The Purchaser and Seller agree to treat the transaction for tax purposes as if those companies among the Acquired Companies which are corporations sold all of their assets in a single transaction and to make elections under Sections 338(h)(10) and 754 of the Code. The parties agree to allocate the purchase price, other than the contingent consideration as set forth in Schedule 2.3, attached.

         2.4. Loan. In partial consideration of Seller's promise to sell his Shares and Interests, Fortress agrees to loan to Seller $2,000,000 at such time as it pays the promissory note attached as Exhibit E pursuant to the terms of a promissory note substantially as set forth in Exhibit B attached hereto and made a part hereof.

                                   ARTICLE III
                                     CLOSING

         3.1 Time and Place of Closing. The purchase and sale (the "Closing") provided for in this Agreement will take place at the offices of Galloway Homes, 11231 Carmel Commons Boulevard, Charlotte, NC 28226, or such other place as the parties mutually agree upon, at 10:00 a.m. (local time) on August 27, 1997 or at such earlier time at Purchaser's option described below (the "Closing Date"), with an effective date for all purposes except tax of 11:59 p.m., August 1, 1997 and with an effective date for tax purposes of 12:01 a.m., September 1, 1997. Time is of the essence. It is recognized that Seller is entitled pursuant to
Section 6.2(b) to make such cash dividends to the shareholders, partners and members of the Acquired Companies up to the Date of Closing as the Acquired Companies shall deem appropriate, provided the Acquired Companies act reasonably and in good faith so that no such cash dividends will cause the Net Worth of the Acquired Companies, on a combined basis, to drop below approximately $5,000,000.

         3.2 Deliveries. At the Closing Seller and Fortress will respectively deliver the closing documents as set forth on the Deliveries Check List for the Closing of the Agreement among The Fortress Group, Inc., Fortress Galloway, Inc., Don A. Galloway, Don Galloway Homes Inc., Don Galloway Land, LLC, Galloway Limited Partnership, and Thornblade, LLC, (the "Deliveries Check List") attached as Exhibit C hereto and herein incorporated by reference.

                                   ARTICLE IV
                REPRESENTATIONS AND WARRANTIES OF THE SELLER AND
                               ACQUIRED COMPANIES

         The Seller and the Acquired Companies each jointly and severally represent and warrant that all of the following representations and warranties in this Article IV will be true and correct at the time of Closing and the Seller and the Acquired Companies further jointly and severally represent and warrant that such representations and warranties as made at the time of Closing shall survive the Closing for the period specified in Section 9.1.

         4.1 Corporate Power and Authority; Effect of Agreement. Schedule 4.1 contains a complete and accurate list for each Acquired Company of its name, its jurisdiction of organization, and other jurisdictions in which it is authorized to do business. Each Acquired Company is duly organized, validly existing, and in good standing under the laws of its state of organization and has all requisite power and authority to carry on its operations as it is now being conducted, to own or use the properties and assets it purports to own or use, and to perform all of its obligations under the Material Contracts. Each Acquired Company is duly qualified to do business as a foreign entity in good standing under the laws of each state or other jurisdiction in which either the ownership or use of properties owned or used by it, or the nature of the activities conducted by it, requires such qualification and where failure to so qualify would have a material adverse effect on the Business of the Acquired Companies taken as a whole. Each Acquired Company which is a corporation has all requisite corporate power and authority, each Acquired Company which is a limited partnership has all requisite power and authority under the applicable limited partnership statutes and each Acquired Company which is a limited liability company has all requisite power and authority under the applicable limited liability statutes, to execute and deliver this Agreement, to consummate the transactions contemplated hereby and thereby and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement by the

Acquired Companies and performance by the Acquired Companies of their obligations under this Agreement have been duly authorized by all necessary action on the part of each Acquired Company, in accordance with applicable law and the respective Articles of Incorporation and Bylaws, Articles of Organization, Certificate of Limited Partnership, partnership agreement and operating agreements of the entities. This Agreement has been duly and validly executed and delivered by the Acquired Companies and constitutes the valid and binding obligations of the Acquired Companies, enforceable in accordance with their respective terms, except to the extent that such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws of general applicability relating to or affecting creditors' rights generally.

         4.2      Authority; No Conflict

                  (a) Except as set forth on Schedule 4.2 and except to the extent consents are required from third parties or Governmental Authorities (the "Consents"), the execution, delivery or performance of this Agreement and the consummation of the transactions contemplated hereby and thereby will not:

                           (i) Violate or conflict with or result in a breach of
                  any provision of any Law, order, permit, judgment, injunction, decree or other decision of any court or other tribunal or any Governmental Authority binding on an Acquired Company, or any of their respective Affiliates, or conflict with or result in the breach of any of the terms, conditions or provisions thereof.

                           (ii) Constitute a default under the respective
                  Articles of Incorporation the By-laws, Articles of Organization or Operating Agreement, as the case may be, of an Acquired Company or of any contract, agreement, commitment, indenture, mortgage, note, bond, license or other instrument or obligation to which Acquired Company is a party.

                           (iii) Constitute an event which would permit any
                  party to terminate any Material Contract or accelerate the maturity of any material indebtedness or other material obligation.

                           (iv) Result in the creation or imposition of any
                  material Encumbrance upon the assets of the Acquired
                  Companies.

                           (v) Require any authorization, consent, approval,
                  exemption or other action by or notice to any court or Governmental Authority.

         Under a heading "Consents", Schedule 4.2 describes each Consent which to the Knowledge of the Seller is required.

         4.3 Minute Books. The minute books of the Acquired Companies which are corporations contain true and correct copies of (i) the minutes of most of the materially important meetings of and (ii) all written consents of the board of directors and owners of the Acquired Companies which are corporations.

         4.4 Capitalization. The entire authorized and issued capital stock or capital interests, as the case may be, of each Acquired Company is listed on
Schedule 4.4, and is issued only to the holders reflected on such Schedule. The Seller and the are and will be on the Closing date the record and beneficial owners and holders of the Shares and Interests (other than the one percent Interest in Thornblade owned by Ridgeline Development Corporation and Hayden McMahon Development Corporation, which Interest is not being sold pursuant to this Agreement), free and clear of all Encumbrances, other than the Shareholder Agreement. No legend or other reference to any purported Encumbrance appears upon any certificate representing the Shares or Interests of any Acquired Company. All of the outstanding equity securities and interests of each Acquired Company have been duly authorized and validly issued and are fully paid and nonassessable. There are no voting agreements, voting trusts or other agreements (including cumulative voting rights), commitments or understandings with respect to any of the Shares or Interests except as disclosed on Schedule 4.4. Except as disclosed in Schedule 4.4 there are no Contracts relating to the issuance, sale, or transfer of any equity securities or other securities of any Acquired Company.

         4.5 Articles of Incorporation, Bylaws, Officers and Directors. True and complete copies of the Articles of Incorporation, and all amendments thereof to date, and Bylaws of each corporation among the Acquired Companies, as amended to date, together with the Articles of Organization, Certificate of Limited Partnership, partnership agreement and operating agreements, as amended to date, of the other entities making up the Acquired Companies, have been delivered to Purchaser. Schedule 4.5 is a true and complete list of all of the officers, directors, managers and general partners, as the case may be, of each Acquired Company.

         4.6 Financial Statements. The Acquired Companies have delivered to Fortress copies of the following financial statements (the "Financial Statements").

                  (a) Audited financial statements of the Acquired Companies for the fiscal years ended June 30, 1994, 1995, and 1996.

                  (b) Unaudited financial statements of the Acquired Companies for the fiscal year ended June 30, 1997.

     Each of the Financial Statements is accurate and complete in all material respects, is consistent with the books and records of the Acquired Companies (which in turn, are accurate and complete in all material respects) and fairly and accurately present the Acquired Companies' financial condition, assets and liabilities as of their respective dates and the results of operations for the fiscal years then ended in accordance with GAAP, consistently applied during the periods which are the subject of the Financial Statements, except unaudited financial statements which were or are subject to normal and recurring year-end adjustments which were not and are not expected to be material in amount and the addition of required footnotes thereto.

     As of the date hereof and as of the Closing, no Acquired Company has any debts, liabilities or obligations of any nature (whether accrued, absolute, contingent, direct, indirect, perfected, inchoate, unliquidated or otherwise), except

                           (i) to the extent clearly and accurately reflected
                  and accrued for or fully reserved against in the Financial Statements, or

                           (ii) for liabilities specifically delineated as to
                  nature and amount on the Schedules to this Agreement, or

                           (iii) for liabilities and obligations which have
                  arisen after June 30, 1997 in the ordinary course of business consistent with past custom and practice (none of which is a liability resulting from breach of contract, material breach of warranty, tort, infringement claim or lawsuit).

         4.7 Material Contracts. Seller has disclosed to Purchaser Material Contracts to which the Acquired Companies are a party, and except as disclosed as of or on the date hereof, to the Knowledge of the Acquired Companies, no Acquired Company is a party to or bound by any Contract that is of a type described below:

                  (a) any collective bargaining arrangement with any labor union nor are any such agreements currently in negotiation or proposed;

                  (b) any contract in excess of $50,000 for capital expenditures or the acquisition or construction of fixed assets for or in respect to real property other than in the ordinary course of business;

                  (c) any contract with a term in excess of one year for the purchase, maintenance, acquisition, sale or furnishing of materials, supplies, merchandise, machinery, equipment, parts or other property or services (except that the Acquired Companies need not list any such contract made in the ordinary course of business which requires aggregate future payments of less than $100,000);

                  (d) any contract relating to the borrowing of money, or the guaranty of another person's borrowing of money, including, without limitation, all notes, mortgages, indentures and other obligations, agreements and other instruments for or relating to any lending or borrowing, including assumed indebtedness;

                  (e) any contract granting any person an Encumbrance on any of the assets of an Acquired Company, in whole or in part;

                  (f) any contract for the cleanup, abatement or other actions in connection with Hazardous Materials (as defined in Section 4.15), the remediation of any existing environmental liabilities or relating to the performance of any environmental audit or study;

                  (g) any contract granting to any person a first-refusal, first-offer or similar preferential right to purchase or acquire any of the assets of the Business other than in the ordinary course of business;

                  (h) any contract under which an Acquired Company is--

                           (i) a lessee or sublessee of any machinery,
                  equipment, vehicle or other tangible personal property or real property, or

                           (ii) a lessor of any real property or tangible
                  personal property owned by an Acquired Company,

                  in either case where such personal or real property had an original value in excess of $50,000 or in the case of leased real property where the lease payments required were in excess of $50,000;

                  (i) any contract providing for the indemnification of any officer, director, Seller or other person; where such indemnification may exceed the sum of $50,000;

                  (j) any joint venture or partnership contract; and

                  (k) any other contract with a term in excess of one year, whether or not made in the ordinary course of business, which involves payments in excess of $100,000.

         The Acquired Companies have provided Fortress with a true and complete copy of each written Material Contract, including all amendments or other modifications thereto. Each Material Contract is a valid and binding obligation of the Acquired Company enforceable in accordance with its terms, and to the Knowledge of the Acquired Companies is in full force and effect, subject to bankruptcy, reorganization, receivership and other laws affecting creditors' rights generally. To the Knowledge of the Acquired Companies the Acquired Companies have performed all obligations required to be performed by them under each Material Contract and the Acquired Companies are not, nor, to the Knowledge of any Acquired Company, is any other party to any Material Contract (with or without the lapse of time or the giving of notice, or both) in breach or default in any material respect thereunder; and there exists no condition which, to the Knowledge of any Acquired Company, would constitute a breach or default thereunder. No Acquired Company has been notified that any party to any Material Contract intends to cancel, terminate, not renew or exercise an option under any Material Contract, whether in connection with the transactions contemplated hereby or otherwise.

         4.8 Home Contracts. Seller has disclosed to Purchaser as of the date hereof, all Contracts an Acquired Company is a party to or entered into on behalf thereof pursuant to which an Acquired Company is obligated to construct a residence or other building or improvement or which relates to the development of any real property or interest in real property in connection with the Business.

         4.9 Permits. To the Knowledge of the Acquired Companies the Acquired Companies possess all approvals, authorizations, certificates, consents, franchises, licenses, permits, rights, variances, and waivers necessary for the lawful conduct of their operations, the absence of which would materially adversely affect the conduct of the Acquired Companies' business operations. (collectively, the "Permits"). Each of the Permits which the Acquired Companies have is listed on Schedule 4.9 hereto. To the Knowledge of the Acquired Companies, all Permits are in full force and effect, no violations have occurred with respect thereto, and to the Knowledge of each Acquired Company no basis exists for any limitation, revocation, or withdrawal thereof or any denial of any extension or renewal with respect thereto.

         4.10 Properties. Schedule 4.10-1 hereto contains a complete and accurate list of all real property, leaseholds, or other interests in real property owned by any Acquired Company. Schedule 4.10-1 shall be organized into four categories: Owned Property, Leased Real Property, Land Contracts, and Option Real Property. Under the heading "Owned Property" Schedule 4.10-1 discloses the current list price of each (x) owned lot, (y) model house, and (z)

`spec' house. Seller will deliver or make available to Fortress copies of deeds and other instruments (as recorded) by which the Acquired Companies acquired such real property interests and copies of all title insurance policies, opinions, abstracts, and surveys in the possession of Seller or the Acquired Companies and relating to such property or interests.

                  (a) Access. Except as indicated in Schedule 4.10(a), to the Knowledge of the Acquired Companies, the Owned Property has all necessary access to and from public highways, streets, and roads and no pending or, to the Knowledge of the Acquired Companies, threatened proceeding or other fact or condition exists that could limit or result in the termination of such access. Except as indicated in Schedule 4.10(a), the Owned Property is connected to and serviced by electric, gas, sewage, telephone, and water facilities, which facilities are in compliance, in all material respects, with all applicable Laws and installation and connection charges with respect thereto have been paid in full.

                  (b) Good and Marketable Title. Except as indicated in Schedule 4.10(b), to the Knowledge of the Acquired Companies each Acquired Company has good and marketable title in fee simple to its Owned Property. To the Knowledge of the Acquired Companies, the Owned Property is free and clear of all Encumbrances and is not subject to rights of way, building use restrictions, exceptions, variances, reservations, or limitations of any nature except (i) mortgages or security interests shown on the Pro-forma Balance Sheet as securing specified liabilities or obligations, with respect to which no default (or event that, with notice or lapse of time or both, would constitute a default) exists, (ii) mortgages or security interests incurred in connection with the purchase of property or assets after the date of the Pro-forma Balance Sheet, with respect to which no default (or event that, with notice or lapse of time or both, would constitute a default) exists, (iii) liens for current taxes not yet due, and (iv) minor imperfections of title, if any, none of which is substantial in amount, materially detracts from the value or impairs the use of the property subject thereto, or impairs the operations of any Acquired Company, and
         (v) zoning laws and other land use restrictions that do not prevent the present or anticipated use of the property subject thereto.

                  (c) No Material Breach or Material Default. Except as set forth in Schedule 4.10(c) hereto, with respect to any agreements, arrangements, contracts, covenants, conditions, deeds, deeds-of-trust, rights-of-way, easements, mortgages, restrictions, surveys, title insurance policies, and other documents granting to the Acquired Companies title to or an interest in or otherwise affecting their Owned Property, to the Knowledge of the Acquired Companies, no material breach or event has occurred that with the giving of notice, the lapse of time, or both, would constitute a breach or event of default, by a Acquired Company, or to the Knowledge of the Acquired Companies, any other Person.

                  (d) No Condemnation. Except as indicated in Schedule 4.10(d), no condemnation, eminent domain, or similar proceeding exists, is pending or, to the Knowledge of the Acquired Companies, is threatened with respect to any real property owned by the Acquired Companies.

                  (e) Compliance with Laws. Except as indicated in Schedule 4.10(e), to the Knowledge of the Acquired Companies, the buildings and improvements on the Owned Property and the subdivisions of the Owned Property do not violate, in any material respect, (i) any applicable Law, including any building, set-back, or zoning law, ordinance, regulation, or statute, or other governmental restriction in the nature thereof, or (ii) any restrictive covenant affecting any such property.

                  (f) Parties in Possession. Except as previously disclosed to Purchaser, to the Knowledge of the Acquired Companies there are no parties in possession of any portion of the real property owned by the Acquired Companies as lessees, tenants at sufferance, or trespassers.

                  (g) Assessments. Except as set forth in Schedule 4.10(g), no developer-related charges or assessments for public improvements or otherwise made against the Owned Property or any lots included therein are unpaid, including without limitation those for construction of sewer lines, water lines, storm drainage systems, electric lines, natural gas lines, streets (including perimeter streets), roads and curbs.
                  (h) Subdivision Standards. Except as indicated in Schedule 4.10(h), to the Knowledge of the Acquired Companies, the Owned Property and all lots included therein conform in all material respects to the appropriate governmental authority's subdivision standards.

                  (i) Moratoria. Except as indicated in Schedule 4.10(i), to the Knowledge of the Acquired Companies, there is no moratorium applicable to any of the Owned Property on (i) the issuance of building permits for the construction of houses, or certificates of occupancy therefor, or (ii) the purchase of sewer or water taps.

                  (j) Construction Conditions. Except as indicated in Schedule 4.10(j), to the Knowledge of the Acquired Companies, each of the lots included in the Owned Property is stable and otherwise suitable for the construction of a residential structure by customary means and without extraordinary site preparation measures, defined as the expenditure of more than $2000 over and above customary means.

                  (k) Environmental Matters. Except as set forth in Schedule 4.10(k), to the Knowledge of the Acquired Companies, the Owned Property does not contain wetlands and is not located within a "critical", "preservation", "conservation" or similar type of area. Except as set forth in Schedule 4.10(k), to the Knowledge of the Acquired Companies no portion of the Real Property is situated within a "noise cone" such that the Federal Housing Administration will not approve mortgages due to the noise level classification of such Real Property.

                  (l) Certain Prior Uses. Except as set forth in Schedule 4.10(l), to the Knowledge of the Acquired Companies, none of the Owned Property has been used as a grave site.

                  (m) Claims. Except as set forth in Schedule 4.11, no legal proceeding is pending or, to the Knowledge of the Acquired Companies, threatened which involves any of the Owned Property or against an Acquired Company with respect to any of the Owned Property; to the Knowledge of the Acquired Companies, all of the Owned Property and the lots included therein are in compliance, in all material respects, with all applicable zoning and subdivision ordinances; to the Knowledge of the Acquired Companies, none of the development-site preparation and construction work performed on the Owned Property has concentrated or diverted surface water or percolating water improperly onto or from the Owned Property.

                  (n) Third Party Rights. Except as set forth in Schedule 4.10(n) or title insurance policies made available to Purchaser, no Acquired Company has granted to any Person any contract or other right to the use of any portion of the real property or to the furnishing of use of any facility or amenity on or relating to the real property.

                  (o) Zoning. Except as set forth in Schedule 4.10(o), to the Knowledge of the Acquired Companies all of the Owned Property is zoned to permit single-family home construction and occupancy thereon.

                  (p) No Foreign Seller. No Seller is a "foreign person" within the meaning of Sections 1445 and 7701 of the Code.

         Schedule 4.10-2 is to the Knowledge of the Acquired Companies a true and complete list of each of the trucks, automobiles, machinery, equipment, furniture, supplies, tools, and other tangible personal property, and assets owned by, in the possession of, or used by the Acquired Companies in connection with the Business with a value in excess of $1,000 located on the real property or reflected on the Pro-forma Balance Sheet (except property sold or otherwise disposed of in the ordinary course of Business consistent with past custom and practices). The Acquired Companies have good and marketable title to, or a valid leasehold interest in (as indicated on such Schedule), each item listed on
Schedule 4.10-2.

         4.11 Litigation. Except as set forth in Schedule 4.11(a) (which shall disclose the parties to, nature of, and relief sought for each matter to be disclosed on Schedule 4.11(a)):

                  (a) There is no suit, action, proceeding, investigation, claim or order pending or, to the Knowledge of an Acquired Company, threatened against an Acquired Company, any of the officers or directors of an Acquired Company, the Seller or the with respect to an Acquired Company's business or proposed business activities which is material to an Acquired Company or to which an Acquired Company is otherwise a party, or which may have a material adverse affect either on an Acquired Company, its assets, or the Business, before any court, or before any Governmental Authority (collectively, "Claims"); nor, to the Knowledge of any Acquired Company, is there any basis for any such Claims.

                  (b) No Acquired Company is subject to any judgment, order or decree of any court or Governmental Authority; nor has it received any opinion or memorandum from legal counsel to the effect that it is exposed, from a legal standpoint, to any liability or disadvantage which may be material to the Business except as set forth in Schedule 4.11(b). No Acquired Company is engaged in any legal action to recover money due it or damages sustained by it.

                  (c) To the Knowledge of the Acquired Companies the current insurance carried by the Acquired Companies is adequate to cover all pending or threatened Claims and the Acquired Companies have given all required notice of such Claims to its appropriate insurance carrier(s).
         Schedule 4.11 lists the insurer for each Claim covered by insurance or designates each Claim, or portion of each Claim, as uninsured and the individual and aggregate policy limits for the insurance covering each insured Claim and the applicable policy deductibles for each insured Claim.

                  (d) Schedule 4.11(d) sets forth all closed litigation matters (other than workers compensation claims) to which an Acquired Company was a party during the three years preceding the Closing, the date such litigation was commenced and concluded, and the nature of the resolution thereof (including amounts paid in settlement or judgment).

         4.12 Compliance with Applicable Material Laws. Except as set forth on
Schedule 4.12, to the Knowledge of the Acquired Companies, each Acquired Company has complied with all material laws, rules, regulations, writs, injunctions, decrees, and orders applicable to it or to the operation of its business (collectively, "Laws") and has not received any notice of any alleged claim or threatened claim, violation of, liability or potential responsibility under, any such Law which has not heretofore been cured and for which there is no remaining liability other than those not having a material adverse effect on its operations taken as a whole. Without limiting the generality of the foregoing, to the Knowledge of the Acquired Companies, each Acquired Company has complied in all material respects with all applicable federal, state and local Laws relating to antitrust and trade regulations.

         4.13 Seller Benefit Plans. The Seller has delivered to Fortress copies of all benefit plans of the Acquired Companies, including all "employee benefit plans" described in Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), "employee pension benefit plans" described in
Section 3(2) of ERISA, employment agreements and other agreements or arrangements containing "golden parachute" or other similar provisions, and deferred compensation agreements (herein referred to as an "employee benefit plan"), together with true, complete and correct copies of such plans, agreements and any trusts related thereto, and classifications of employees covered thereby as of December 31, 1996. Except for the employee benefit plans disclosed, the Acquired Companies do not sponsor, maintain, or contribute to any plan, program, fund or arrangement that constitutes an "employee pension benefit plan," nor have the Acquired Companies any obligation to contribute to or accrue or pay any benefits under any deferred compensation or retirement funding arrangement on behalf of any employee or employees (such as, for example, and without limitation, any individual retirement account or annuity, any "excess benefit plan" (within the meaning of Section 3(36) of ERISA or any non-qualified deferred compensation arrangement). Except as disclosed the Acquired Companies have not, for the five-year period ended June 30, 1997 sponsored, maintained or contributed to any employee pension benefit nor are the Acquired Companies required to contribute to any multi-employer plan pursuant to the provisions of any collective bargaining agreement establishing the terms and conditions or employment of any employee of an Acquired Company. With respect to each employee benefit plan to the Knowledge of the Acquired Companies,:

                  (a) No Acquired Company is now liable to the Pension Benefit Guaranty Corporation or to any multi-employer employee pension benefit plan under the provisions of Title IV of ERISA.

                  (b) All of its employee benefit plans are in substantial compliance with all applicable provisions of ERISA and the regulations issued thereunder, as well as with all other applicable federal, state and local statutes, ordinances and regulations.

                  (c) All accrued contribution obligations of the Acquired Companies with respect to its employee benefit plans have either been fulfilled in their entirety or are fully reflected on the Pro-forma Balance Sheet other than those for transition periods.

                  (d) All such plans that are intended to qualify (the "Qualified Plans") under Section 401(a) of the Code have been determined by the Internal Revenue Service to be so qualified, and copies of such determination letters have been supplied to Purchaser.

                  (e) All reports and other documents required to be filed with any governmental agency or distributed to plan participants or beneficiaries (including, but not limited to, actuarial reports, audits or tax returns) have been timely filed or distributed.

                  (f) None of the Seller, any such plan listed in Schedule 4.13, or an Acquired Company has engaged in any transaction prohibited under the provisions of Section 4975 of the Code or Section 406 of ERISA.

                  (g) No such plan has incurred, nor is there any reason for it to have incurred, a lien under Code Section 412(n) or 401(a)(29) or ERISA Section 302(f) or 306.

                  (h) No such plan has incurred an accumulated funding deficiency, as defined in Section 412 (a) of the Code and Section 302
         (1) of ERISA.

                  (i) There have been no terminations, partial terminations or discontinuances of contributions to any such Qualified Plan intended to qualify under Section 401 (a) of the Code without notice to and approval by the Internal Revenue Service.

                  (j) No such plan which is subject to the provisions of Title IV of ERISA has been terminated.

                  (k) There have been no "reportable events" (as that phrase is defined in Section 4043 of ERISA) with respect to any such plans.

                  (l) No Acquired Company has incurred liability under Section 4062 of ERISA.

                  (m) No event has occurred with respect to a multi-employer plan which constitutes a complete or partial withdrawal under Title IV of ERISA.

         4.14     Insurance Policies.

                  (a) The Acquired Companies have delivered to Purchaser:

                           (i) true and complete copies of all policies of
                  insurance to which an Acquired Company is a party or under which an Acquired Company, or any director of an Acquired Company, is or has been covered at any time within two years preceding the date of this Agreement;

                           (ii) true and complete copies of all pending
                  applications for policies of insurance; and

                           (iii) any statement by the auditor of an Acquired
                  Company's financial statements with regard to the adequacy of such entity's coverage or of the reserves for claims.

                  (b)      Schedule 4.14(b) describes:

                           (i) any self-insurance arrangement by or affecting an
                  Acquired Company, including any reserves established thereunder;

                           (ii) any contract or arrangement, other than a policy
                  of insurance, for the transfer or sharing of any risk by an Acquired Company; and

                           (iii) all obligations of the Acquired Companies to
                  third parties with respect to insurance (including such obligations under leases and service agreements) and identifies the policy under which such coverage is provided.

                  (c) Except as set forth on Schedule 4.14(c), to the Knowledge of the Acquired Companies:

                           (i) All insurance policies to which an Acquired
                  Company is a party or that provide coverage to Seller, or any director or officer of an Acquired Company:

                                     (A) are valid, outstanding, and
                           enforceable;

                                     (B) are issued by an insurer that is
                           financially sound and reputable;

                                    (C) taken together, provide adequate
                           insurance for the assets and the operations of the Acquired Companies for all risks normally insured against by a Person carrying on the same business or businesses of the Acquired Companies;

                                    (D) are sufficient for compliance with all
                           Laws and Contracts to which any of the Acquired Companies is a party or by which any of them is bound;

                                     (E) do not provide for any retrospective
                           premium adjustment or other experience-based liability on the part of the Acquired Companies;

                           (ii) The Acquired Companies have not received (A) any
                  refusal of coverage or any notice that a defense will be afforded with reservation of rights, or (B) any notice of cancellation or any other indication that any insurance policy is no longer in full force or effect or will not be renewed or that the issuer of any policy is not willing or able to perform its obligations thereunder.

                           (iii) The Acquired Companies have paid all premiums
                  due, and have otherwise performed all of their respective obligations, under each policy to which any Acquired Company is a party or that provides coverage to an Acquired Company or director thereof.

                           (iv) Except as set forth in Schedule 4.14(e)(iv) the
                  Acquired Companies have given notice to the insurer of all claims that may be insured thereby.

         4.15     Environment.

                  (a) Except as set forth in Schedule 4.15, to the Knowledge of the Acquired Companies --

                           (i) Each Acquired Company is and at all times has
                  been, in full compliance with, and has not been and is not in violation of or liable under, Environmental Requirements, and

                           (ii) The Acquired Companies possess all required
                  permits, licenses and certificates, the failure of which to have would have a material adverse effect on the Acquired Companies and have filed all notices or applications required thereby,

         As used herein, "Environmental Requirements" shall mean all applicable federal, state and local laws, rules, regulations, ordinances and requirements relating to pollution and protection of the environment, all as amended or hereafter amended.

                  (b) Except as disclosed in Schedule 4.15,

                           (i) No Acquired Company has been subject to, or
                  received any notice of any private, administrative or judicial action, or notice of any intended private, administrative or judicial action relating to the presence or alleged presence of Hazardous Materials in, under or upon any Real Property currently or formerly owned, leased or used by (A) an Acquired Company, or (B) any other person that has, at any time, disposed of Hazardous Materials on behalf of an Acquired Company; and

                           (ii) There is no basis for any such notice or action;
                  and

                           (iii) there are no pending or, to the Knowledge of an
                  Acquired Company, threatened actions or proceedings (or notice of potential actions or proceedings) by or from any Governmental Authority or any other entity regarding any matter relating to health, safety or protection of the environment.

         "Hazardous Materials" for purposes of this Agreement shall include, without limitation: (A) hazardous materials, hazardous substances, extremely hazardous substances or hazardous wastes, as those terms are defined by the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. ss.9601 et seq. ("CERCLA"), the Resource Conservation and Recovery Act, 42 U.S.C. ss.6901 et seq. ("RCRA"), and any other Environmental Requirements; (B) petroleum, including, without limitation, crude oil or any fraction thereof which is liquid at standard conditions of temperature and pressure (60 degrees Fahrenheit and 14.7 pounds per square inch absolute); (C) any radioactive material, including, without limitation, any source, special nuclear, or by-product material as defined in 42 U.S.C. ss.2011 et seq.; and (D) asbestos in any form or condition.

                  (c) There are and have been no past or present events, conditions, circumstances, activities, practices, incidents or actions which could reasonably be expected to interfere with or prevent continued compliance with any Environmental Requirements, give rise to any legal obligation or liability, or otherwise form the basis of any claim, action, suit, proceeding, hearing or investigation against or involving an Acquired Company or any Real Property presently or previously owned or used by an Acquired Company under any Environmental Requirements or related common law theories, except as identified in
         Schedule 4.15.

                  (d) To the Knowledge of the Acquired Companies, Schedule 4.15 sets forth the name and principal place of business of every off-site waste disposal organization, and each of the haulers, transporters or cartage organization engaged now or in the preceding three years by the Acquired Companies to dispose of Hazardous Materials to any such off-site waste disposal location on behalf of the Acquired Companies.

         4.16 Compensation: Employment Agreements. Schedule 4.16 set forth (i) all current officers, directors and key employees of the Acquired Companies and the rate of compensation (and the portions thereof attributable to salary, bonus and other compensation, respectively) of each of such persons as of June 30, 1997 and the date hereof and ( ii) separately listing all employment agreements with such officers, directors and key employees. The Acquired Companies have provided to Fortress true, complete and correct copies of any employment agreements for persons listed on Schedule 4.16.

         4.17 Labor Matters. Except as set forth in Schedule 4.17, there is not presently pending, and within the last three years the Acquired Companies have not experienced any, strike, picketing, boycott, work stoppage or slowdown, union organizational activity, allegation, charge or complaint of unfair labor practice relating to the employment of labor pending or, to the Knowledge of the Acquired Companies, is any threatened against an Acquired Company; nor, to the Knowledge of the Acquired Companies, is there any basis for any such allegation, charge, or complaint. To the Knowledge of the Acquired Companies, no key employee and no group of employees has any plans to terminate employment. To the Knowledge of the Acquired Companies, each Acquired Company has complied in all material respects with all applicable laws relating to the employment of labor, including provisions thereof relating to wages, hours, equal opportunity, collective bargaining and the payment of social security and other taxes. To the Knowledge of the Acquired Companies, no Acquired Company is liable for any arrears of wages or any taxes or penalties for failure to comply with any such laws, ordinances or regulations.

         4.18 Business Conduct. Except as set forth on Schedule 4.18, since June 30, 1996 the Acquired Companies have conducted their operations only in the ordinary course of business consistent with past custom and practices and have incurred no liabilities other than in the ordinary course of business consistent with past custom and practices. Except as set forth on Schedule 4.18, since June 30, 1996 there has not been any:

                  (a) material adverse change in any of the Acquired Companies' operations, condition (financial or otherwise), operating results, employee, customer or supplier relations or business prospects;

                  (b) damage, destruction or loss of any property owned by the Acquired Companies or used in their operations, whether or not covered by insurance, having a replacement cost or fair market value in excess of $50,000;

                  (c) loan or advance by a Acquired Company to any party other than sales to customers on credit or advances in the ordinary course of business consistent with past custom and practices;

                 (d) notice (formal or otherwise) of any liability, potential liability or claimed liability relating to environmental matters;

                  (e) incurrence of debts, liabilities or obligations except current liabilities incurred in connection with or for services rendered or goods supplied in the ordinary course of business consistent with past custom and practices, liabilities on account of taxes and governmental charges but not penalties, interest or fines in respect thereof, and obligations or liabilities incurred by virtue of the execution of this Agreement;

                  (f) cancellation, waiver or release by Acquired Company of any debts, rights or claims, except in each case in the ordinary course of business consistent with past custom and practices;

                 (g) termination of any Material Contract other than expiration of such contract in accordance with its terms;

                  (h) change in accounting principles, methods or practices (including, without limitation, any change in depreciation or amortization policies or rates) utilized by the Acquired Companies;

                  (i) discharge or satisfaction of any material liability, encumbrance or payment or any material obligation or liability, other than current liabilities paid in the ordinary course of business consistent with past custom and practices or cancellation of any material debts or claims;

                 (j) sale or assignment by the Acquired Companies of any tangible assets other than in the ordinary course of business;

                 (k) mortgage, pledge or other encumbrance of any asset of its Business other than in the ordinary course of business;

                  (l) an occurrence or event not included in clauses (a) through
         (k) that has resulted or would reasonably be expected to result in a material adverse change in the Business operations, condition (financial or otherwise), operation results, assets, liabilities, employee, customer or supplier relations or business prospects.

 For purposes of this Section 4.18, the activities directly involved with the sale, construction, and delivery of individual homes are deemed activities in the "ordinary course".

         4.19 Trademarks, Service Marks, Trade Names, and Copyrights. Except as disclosed in Schedule 4.19, all trademarks, service marks, trade names, and copyrights (including computer software and data) ("Intellectual Property") used by the Acquired Companies in the conduct of the Business are described and set forth with particularity in Schedule 4.19, along with information as to the ownership thereof. All such Intellectual Property is owned by the Acquired Companies, except for such as are licensed under licenses referred to in
Schedule 4.19. All such Intellectual Property is valid and in good standing, free and clear of any Encumbrances and is not being challenged in any way. The Acquired Companies have not infringed on nor are they now infringing on any trademark, service mark, trade name, or copyright of or belonging to another person. There is no claim pending or, to the Knowledge of the Acquired Companies, threatened against an Acquired Company with respect to alleged infringement of any trademark, service mark, trade name, or copyright owned by any person nor, to the Knowledge of the Acquired Companies, does the operation of any aspect of the Business in the manner in which it has heretofore been operated or is presently operated give rise to any such infringement.

         4.20     Taxes.

                  (a) Definitions.

                  (i) The term "Tax" shall mean any federal, state, local or foreign income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, registration, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profit, environmental, customs, duties, real property, personal property, capital stock, social security, unemployment, disability, payroll, license, Seller or other withholding, or other tax of any kind whatsoever, including any interest, penalties or additions to tax or additional amounts in respect to the foregoing.

                  (ii) The term "Tax Return(s)" shall mean returns, declarations, reports, claims for refund, information returns or other documents (including any related or supporting schedules, statements or information) filed or required to be filed in connection with the determination, assessment or collection of any Taxes of an Acquired Company or the administration of any laws, regulations or administrative requirements relating to any Taxes.

                  (b) The Acquired Companies have completed and filed all Tax Returns that are or were required to be filed by or with respect to any of them, either separately or as a member of a group of corporations, pursuant to applicable Law. Seller has delivered or made available to Fortress copies of all such Tax Returns filed since 1995. The Acquired Companies have paid, or made provision for the payment of, all Taxes that have or may have become due pursuant to those Tax Returns or otherwise, or pursuant to any assessment received by Seller or any Acquired Company, except such Taxes, if any, as are being contested in good faith and as to which adequate reserves (determined in accordance with GAAP) have been provided in the Pro-forma Balance Sheet.

                  (c) The charges, accruals, and reserves with respect to Taxes on the respective books of each Acquired Company are adequate (determined in accordance with GAAP). There exists no proposed tax assessment relating to any Acquired Company except as disclosed in the Pro-forma Balance Sheet other than real property taxes and other taxes incurred in the ordinary course of business. No consent to the application of Section 341(f)(2) of the Code has been filed with respect to any property or assets held, acquired, or to be acquired by any Acquired Company. All Taxes that any Acquired Company is or was required by Law to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Authority or other Person.

                  (e) All Tax Returns filed by (or that include on a consolidated basis) any Acquired Company are true, correct, and complete in all material respects. There is no tax sharing agreement that will require any payment by any Acquired Company after the date of this Agreement.

         4.21 Misrepresentation. To the Knowledge of the Acquired Companies, none of the material representations and material warranties set forth in this Agreement or in any of the certificates, schedules, exhibits, lists, documents, exhibits, or other instruments delivered, or to be delivered, to Purchaser as contemplated by any provision hereof, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading.

         4.22 Representations as to Ownership of Shares and Interests and Authority. Seller represents and warrants to Purchaser that the following statements are, as of the date hereof and will be as of the Closing Date, true and correct:

                  (a) Ownership of Shares and Interests. Except as set forth in
         Schedule 4.22(a) hereof, Seller owns of record and beneficially the number of Shares and/or the Interests of the Acquired Companies indicated opposite Seller's name in Schedule 4.22(a) hereto, with full right and authority to sell such Shares and/or Interests hereunder, and upon delivery of such Shares and/or Interests hereunder, the Purchaser will receive good title thereto, free and clear of all liens, mortgages, pledges or security interests or the rights of any third person and not subject to any agreements or understandings among any persons with respect to the voting or transfer of such Shares or Interests, other than those arising under agreements to which the Purchaser is a party.

                  (b) Execution, Delivery and Enforceability of Agreement; Violation. This Agreement has been duly executed and delivered by or on behalf of Seller, and at the Closing any other documents required hereunder to be executed and delivered by or on behalf of Seller will have been duly executed and delivered. This Agreement constitutes the legal, valid and binding obligation of Seller, enforceable against such Seller in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other laws affecting creditors' rights generally. Any other agreements required hereto to be executed and delivered by the Seller at Closing will constitute the legal, valid and binding agreements of the Seller executing the same, enforceable against such Seller in accordance with their respective terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other laws affecting creditors' rights generally. Neither the execution of this Agreement nor the consummation of the transactions provided for herein by the Seller will violate or constitute a default under, or permit the acceleration or maturity of, except to the extent waived, the Seller's organizational documents or any indentures, mortgages, promissory notes, contracts or agreements to which Seller is a party or by which such Seller's properties are bound.

                  (c) Residence and Domicile; Bankruptcy. The Seller is a resident of, and domiciled in, the state of Wyoming. No bankruptcy, insolvency, or receivership proceedings have been instituted or are pending against Seller, and Seller is able to satisfy his respective liabilities as they become due.

                                    ARTICLE V
            REPRESENTATIONS AND WARRANTIES OF FORTRESS AND PURCHASER

         Fortress and Purchaser jointly and severally represent and warrant to the Seller that the representations and warranties set forth below are true and correct as of the date of this Agreement and shall be true and correct at the time of Closing and that such representations and warranties as made at the time of Closing shall survive the Closing.


         5.1 Organization. Fortress and Purchaser are duly organized, validly existing, and in good standing under the laws of the state of Delaware.

         5.2 Authorization. Fortress and Purchaser have full power, right and authority to execute and deliver this Agreement and to perform their obligations hereunder and thereunder. The execution and delivery of this Agreement by Fortress and Purchaser have been duly and properly authorized by all requisite corporate action in accordance with applicable law and with the Certificate of Incorporation and By-laws of each. This Agreement is valid and binding upon Fortress and Purchaser in accordance with their respective terms, subject to bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights generally.

         5.3 Transaction Not a Breach. Neither the execution and delivery of this Agreement, nor their performance will violate, conflict with, or result in a breach of any provision of any Law, rule, regulation, order, permit, judgment, injunction, decree or other decision of any court or other tribunal or any Governmental Authority binding on Fortress or Purchaser or conflict with or result in the breach of any of the terms, conditions or provisions of the Certificate of Incorporation or the By-laws of Fortress or Purchaser or of any contract, agreement, mortgage or other instrument or obligation of any nature to which Fortress or Purchaser is a party or by which Fortress or Purchaser is bound.

         5.4 Misrepresentation. None of the representations and warranties set forth in this Agreement or in any of the certificates, schedules, exhibits, lists, documents, exhibits, or other instruments delivered, or to be delivered, to the Seller as contemplated by any provision hereof, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading.

         5.5 Consents and Approvals; No Violation. There is no requirement applicable to the Purchaser or Fortress to make any filing with, or obtain any permit or authorization, consent or approval of, any governmental or regulatory authority as a condition of the lawful consummation by the Purchaser and Fortress of the transactions contemplated by this Agreement.

         5.6      Investment Representations.

                  (a) Fortress and Purchaser are acquiring the Shares and the Interests for their own account, with the present intention of holding such Shares and Interests for the purpose of investment, and have no intention of selling such Shares or Interests in a public distribution in violation of the federal securities laws or any applicable state securities laws.

                  (b) Purchaser and Fortress have been given access to the information regarding the Acquired Companies that they have requested from the Acquired Companies and have had an opportunity to ask questions and receive answers concerning the Acquired Companies, their operations, management and financial condition and the Shares and Interests to be purchased by them hereunder. The Purchaser and Fortress are capable of evaluating and have evaluated the merits and risks of the purchase of the Shares and Interests hereunder and are able to bear the economic risk of their investment in the Shares and Interests.

                  (c) Fortress and Purchaser are "accredited investors" as defined in Rule 501(a) under the Securities Act and have knowledge, sophistication, and experience in business and financial matters so as to be capable of evaluating the merits and risks of this prospective investment in the Shares and Interests, are able to bear the economic risk of such investment and, at the present time, are able to afford a complete loss of such investment.

                  (d) Purchaser and Fortress understand that the Shares and Interests have not been registered under the Securities Act on the basis that the sale provided for in this Agreement is exempt from the registration provisions thereof and that the Seller's reliance upon such exemption is predicated upon the representations of the Purchaser set forth herein.

                  (e) Nothing contained in this Section 5.6 shall limit the ability of the Purchaser or Fortress to rely on the representations or warranties given to the Purchaser and Fortress by the Seller and the Acquired Companies under this Agreement or any other document or agreement.

                                   ARTICLE VI
                           COVENANTS PRIOR TO CLOSING

         6.1 Access and Cooperation; Due Diligence. Between the date of this Agreement and Closing the Acquired Companies will afford to the officers and authorized representatives of Fortress reasonable access to all of the Acquired Companies' sites, properties, books and records during normal business hours and with prior notice and will furnish Fortress with such additional financial and operating data and other information as to the business and properties of the Acquired Companies as Fortress may from time to time reasonably request which is in the possession of the Acquired Companies. The Acquired Companies will cooperate with Fortress, its representatives, engineers, auditors and counsel in the preparation of any documents or other material which may be required in connection with any documents or materials required by this Agreement. Fortress and the Acquired Companies will treat with strict confidence all information obtained in connection with the negotiation and performance of this Agreement.


         6.2 Business Conduct. From the date hereof through the Closing Date, except as otherwise provided for in, or contemplated by, this Agreement, the Acquired Companies covenant and agree that:

                  (a) The Business will be operated in the ordinary and usual course in substantially the same manner as it is presently operated.

                  (b) Except in the ordinary course of business or as required by Law or contractual obligations or other understandings or arrangements existing on the date hereof, the Acquired Companies will not (i) increase in any manner the base compensation of, or enter into any new bonus or incentive agreement or arrangement with any of the employees of the Acquired Companies in excess of 10% for any single employee; (ii) pay or agree to pay any additional pension, retirement allowance or other benefit to any such employee, whether past or present, (iii) enter into any new employment, severance, consulting, or other compensation agreement with any existing employer, (iv) engage in any Affiliate Transaction, except as is consistent with past practice. Notwithstanding anything to the contrary in this Agreement, the Acquired Companies shall be entitled after the signing of this Agreement and up to the Date of Closing to make such cash dividends to the Shareholder, partners and members of the Acquired Companies as the Acquired Companies shall deem appropriate. The Acquired Companies shall act reasonably and in good faith so that no such cash dividends (i) would cause the Net Worth of the Acquired Companies, on a combined basis, to drop below approximately $5,000,000 and (ii) are attributable to Pre-Tax earnings generated during the month of August, 1997.

                  (c) Subject to the terms and conditions of this Agreement, the Acquired Companies will use their reasonable commercial efforts to keep available the services of its present employees, and preserve the goodwill, reputation and present relationships of the Business with its suppliers, customers, and others having business relations with the Business.

                  (d) The Acquired Companies will use their reasonable commercial efforts to (i) maintain and keep in full force existing insurance, (ii) maintain the records of the Acquired Companies in the usual, regular and ordinary manner on a basis consistent with the past practices, and (iii) perform and comply with its obligations under all Material Contracts.

                  (e) Except in the ordinary course of business or as otherwise provided for in, or contemplated by this Agreement, the Acquired Companies will not (i) sell, lease, transfer or otherwise dispose of any of the assets of the Acquired Companies, (ii) create or permit to exist any new Encumbrance on the assets of the Acquired Companies,
         (iii) enter into any joint venture, partnership or other similar arrangement or form any other new arrangement for the operation of the assets of the Acquired Companies, or (iv) accelerate or delay the sale or construction of any inventory in a manner inconsistent with past practices.

                  (f) The Acquired Companies will use their commercially reasonable efforts between the date hereof and the Closing to secure fulfillment of all of the conditions precedent to Fortress's obligations hereunder.

                  (h) The Acquired Companies will comply in all material respects with all Laws.

                  (i) The Acquired Companies will not, without the prior consent of Fortress,:

                           (A) make changes in their Articles of Incorporation
                  or Articles of Organization, as the case may be;

                           (B) issue any securities, options, warrants, calls,
                  conversion rights or commitments relating to its securities;

         6.3 Non-Negotiation. In consideration of the substantial expenditure of time, effort and expense undertaken by Fortress in connection with its due diligence review and the preparation and execution of this Agreement, the Acquired Companies and the Seller agree that neither they nor their representatives, agents, or employees will, after the execution of this Agreement until the earlier of (i) the termination of this Agreement, or (ii) the Closing, directly or indirectly, solicit, encourage, negotiate or discuss with any third party (including by way of furnishing any information concerning an Acquired Company) any acquisition proposal relating to or affecting the Acquired Companies or any part of them, or any direct or indirect interests in the Acquired Companies, whether by purchase of assets or stock, purchase of interest, merger or other transaction ("Acquisition Transaction"), and that the Acquired Companies will promptly advise Fortress of the terms of any communications an Acquired Company or Seller may receive or become aware of relating to any bid for all or any part of the assets of the Acquired Companies other than in the ordinary course of business.

         6.4 Schedules. Notwithstanding language that implies otherwise, as of the execution of this Agreement, most Schedules referred to in this Agreement have not been delivered to the other party and have not yet been attached to the Agreement. The Schedules will be provided within a reasonable time from the date hereof and in all events prior to Closing. Each party hereto agrees that with respect to the material representations and material warranties of such party contained in this Agreement, such party shall have the continuing obligation until the Closing timely to supplement or amend promptly all the schedules to this Agreement (the "Schedules"), to correct any matter which would constitute a breach of any such party's representations and warranties herein, or to reflect any change in the information disclosed therein. For all purposes of this Agreement, including without limitation for purposes of determining whether the conditions set forth in Sections 7.1 and 7.2 have been fulfilled, the Schedules hereto shall be deemed to be the Schedules as amended or supplemented pursuant to this Section 6.4.

                                   ARTICLE VII
                       CONDITIONS PRECEDENT TO THE CLOSING

         7.1 Conditions Precedent to Obligations of Purchaser and Fortress. The obligations of Fortress and Purchaser under this Agreement to consummate the transactions contemplated hereby will be subject to the reasonable satisfaction, at or prior to the Closing, of all of the following conditions, any one or more of which may be waived at the option of Purchaser:

                  (a) No Breach of Covenants; True and Correct Representations and Warranties. There shall have been no material breach by the Acquired Companies in the performance of any of their covenants herein to be performed by them in whole or in part prior to Closing, and the representations and warranties of the Acquired Companies and Seller contained in this Agreement shall be true and correct in all material respects as of the Closing, except for representations or warranties that are made by their terms as of a specified date, which shall be true and correct in all material respects as of the specified date. Purchaser shall receive at the Closing a certificate dated and validly executed on behalf of the Acquired Companies by an executive officer certifying, in such detail as Purchaser may reasonably require, the fulfillment of the foregoing conditions, and restating and reconfirming as of the Closing all of the representations and warranties of the Acquired Companies contained in this Agreement.

                  (b) Delivery of Documents. Purchaser shall have received all documents and other items to be delivered under section (a) of the Deliveries Check List.

                  (c) Section 338(h)(10) Election. Fortress has received an opinion from its auditors, Price Waterhouse, that the transaction qualifies under the Code to permit the parties to make a valid election under Section 338(h)(10) and Section 754 of the Code, as the case may be, with respect to the Acquired Companies.

                  (d) No Legal Obstruction. The Consents required for Purchaser to conduct the business of the Acquired Companies in the normal course after the Closing shall have been given or obtained, as the case may be. No suit, action or proceeding by any person or Governmental Authority shall be pending or threatened in writing, which if determined adverse to an Acquired Company or Purchaser's interest, could have a material adverse effect upon (i) an Acquired Company or the Business, (ii) Purchaser, or (iii) the benefits of the transactions contemplated hereby. No injunction, restraining order or order of any nature shall have been issued by or be pending before any court of competent jurisdiction or any Governmental Authority challenging the validity or legality of the transactions contemplated hereby or restraining or prohibiting the consummation of such transactions or compelling Purchaser to dispose of or discontinue or materially restrict the operations of a significant portion of the Business of the Acquired Companies or of the business conducted by Purchaser as a result of the consummation of the transactions contemplated hereby. Ridgeline Development Corporation and Hayden McMahon Development Corporation shall have consented to the transfer of the 99 percent Interest in Thornblade owned by Seller to the Purchaser.

                  (e) Damage or Destruction. From the date of this Agreement until the Closing Date, there shall have been no Material Loss or Destruction of any portion of the assets of the Acquired Companies, taken as a whole, nor any institution or threat of condemnation or other proceedings to acquire or limit the use of any material portion of the assets of the Acquired Companies. Risk of loss for the assets of the Business shall be that of the Acquired Companies until the Closing. For purposes of this subsection (e), "Material Loss or Destruction" shall mean a destruction or damage claim of more than $250,000 which is not covered by insurance carried by an Acquired Company.

                  (f) No Material Adverse Change. From the date of this Agreement until the Closing Date there shall have been no material adverse change in the assets, condition (financial or otherwise), operating results, Seller, customer or supplier relations, business activities or prospects of the Acquired Companies.

                  (g) Approval by Purchaser's Counsel. All actions, proceedings, instruments and documents reasonably required to carry out this Agreement and all other related legal matters shall have been approved as to form and substance by counsel for Purchaser which shall not be unreasonably withheld.

                  (h) Employment Agreement. Galloway Homes and Don A. Galloway shall have executed an employment agreement substantially conforming to Exhibit D attached hereto and made a part hereof (the "Employment Agreement").

                  (i) Review. Based upon a review, conducted through its authorized representatives, of the practices and procedures of the Acquired Companies including, but not limited to, compliance with federal, state, and local laws and regulations governing the respective operations of the Acquired Companies and the methodology used to construct future revenue models, Fortress shall not have found any matter which would have a materially adverse effect on Fortress or the Acquired Companies.

         7.2 Conditions Precedent to Obligations to the Seller. The obligations of the Seller under this Agreement to consummate the transactions contemplated hereby will be subject to the satisfaction, at or prior to the Closing, of all the following conditions, any one or more of which may be waived at the option of the Seller:

                  (a) No Breach of Covenants; True and Correct Representations and Warranties. There shall have been no material breach by Fortress or Purchaser in the performance of any of the covenants herein to be performed by them in whole or in part prior to the Closing, and the representations and warranties of Fortress and Purchaser contained in this Agreement shall be true and correct in all material respects as of the Closing, except for representations or warranties that are made by their terms as of a specified date, which shall be true and correct in all material respects as of the specified date. The Seller shall receive at Closing a certificate dated as of the Closing and executed by an executive officer on behalf of Fortress and Purchaser, certifying in such detail as Seller may reasonably require, the fulfillment of the foregoing conditions, and restating and reconfirming as of Closing all of the representations and warranties of Fortress and Purchaser contained in this Agreement.

                  (b) Delivery of Documents. Seller shall have received all documents and other items to be delivered by Purchaser under section
         (b) of the Deliveries Check List.

                  (c) No Legal Obstruction. No suit, action or proceeding by any person or Governmental Authority shall be pending or threatened in writing, which if determined adverse to an Acquired Company or Purchaser's interest, could have a material adverse effect upon (i) an Acquired Company or the Business, (ii) Purchaser, or (iii) the benefits of the transactions contemplated hereby. No injunction, restraining order or order of any nature shall have been issued by or be pending before any court of competent jurisdiction or any Governmental Authority challenging the validity or legality of the transactions contemplated hereby or restraining or prohibiting the consummation of such transactions or compelling Purchaser to dispose of or discontinue or materially restrict the operations of a significant portion of the Business or of the business conducted by Purchaser as a result of the consummation of the transactions contemplated hereby.

                  (d) Approval by Seller' Counsel. All actions, proceedings, instruments and documents reasonably required to carry out this Agreement and all other related legal matters shall have been approved as to form and substance by counsel for Seller which shall not be unreasonably withheld.

                  (e) Employment Agreement. Galloway Homes and Don A. Galloway shall have executed the Employment Agreement.

                  (f) Office Lease. Fortress has approved an extension of the office lease between Seller and Don Galloway Homes, Inc. to July 31, 2002 under terms summarized in Schedule 7.2(f) and which have been memorialized in a lease agreement dated July 25, 1997.

                                  ARTICLE VIII
                   POST CLOSING COVENANTS AND OTHER AGREEMENTS

         8.1 Release of Personal Guarantee. Fortress covenants that within thirty (30) days of the Closing it will take all action reasonably necessary to have Seller and his spouse released from all personal guarantees on obligations of the Acquired Companies to financial institutions and bond issuers. Fortress covenants that it will act with all deliberate speed to provide such information and documentation reasonably requested to assist the financial institutions to be in position to release Seller and his spouse from the personal guarantees as of the closing date. If notwithstanding such commercially reasonable actions, any such personal guarantee shall not be released, Fortress shall indemnify and hold Seller and his spouse harmless with respect to all such personal guarantees and all costs and actual attorneys' fees.

         8.2 Covenant not to Compete.

(a) (a) Seller hereby agrees that from the date of Closing through December 31, 2002 (the "Restrictive Period"), he shall not without the approval of Fortress, for any reason whatsoever, directly or indirectly, for himself or on behalf of or in conjunction with any other person, persons, company, partnership, corporation or business of whatever nature:

                           (i) engage, as an officer, director, shareholder,
                  owner, partner, joint venturer, or in a managerial capacity, whether as an employee, independent contractor, consultant or advisor, or as a sales representative, in any business which constructs or sells single-family residential homes in the counties of Mecklenburg, Gaston, Cabarrus, and Iredell, North Carolina and York, Greenville, Richland, and Charleston, South Carolina ("Territory").

                           (ii) call upon any person who is, at that time,
                  within the Territory, an employee of an Acquired Company in a managerial capacity for the purpose or with the intent of enticing such employee away from or out of the employ of the Acquired Company; provided, that the Seller shall be permitted to call upon and hire any member of his or her immediate family.

                  It is understood between the parties that the acquisition of raw, unimproved land and its improvement up to, but not including, the construction of a residential structure upon it is not prohibited under this Section 8.2. In addition, Seller may personally supervise and have built, or have an Acquired Company build, one home designed and intended for use as his personal residence and one home designed and intended for use as his secondary residence. If built by the Acquired Company, Seller will be sold the home[s] at a sales price to the Seller equal to the Acquired Company's cost of goods sold for the construction of the home in question. In the event Seller personally supervises and has built a home, Fortress acknowledges that the Seller may personally be given discounts from suppliers and vendors for materials and services provided in the construction of the home, and Fortress covenants that it will do nothing to prevent or discourage this benefit. Moreover, notwithstanding the above, the foregoing covenant shall not be deemed to prohibit the Seller from acquiring as an investment not more than one (1%) percent of the capital stock of a competing business whose stock is traded on a national securities exchange or over the counter so long as the Seller does not consult with or is not employed by such competitor.

                  (b) The provisions of subsection 8.2(a) notwithstanding, neither this Agreement nor any of the provisions and recitals contained therein shall prohibit Seller or his Affiliates from engaging, as an officer, director, shareholder, owner, partner, joint venturer, or in a managerial capacity, whether as an employee, independent contractor, consultant or advisor, or as a sales representative, in any business which develops real estate for commercial, industrial, or multi-family uses, provided Seller and his Affiliates give to the Purchaser and the Acquired Companies a right of first refusal on all detached single family real estate so developed.

                  (c) Other than in the performance of his duties as an employee of the Acquired Companies, during the Restrictive Period, Seller shall not, directly or indirectly, as Seller, agent, consultant, stockholder, director, co-partner or in any other individual or representative capacity solicit or encourage any present or future customer, supplier or other third party to terminate or otherwise alter his, her or its relationship with the Acquired Companies with respect to the Business engaged in by the Acquired Companies.

                  (d) Other than in the performance of his duties under as an employee for the Acquired Companies during the Restrictive Period and thereafter, Seller shall keep secret and retain in strictest confidence, and shall not, without the prior written consent of the Company, furnish, make available or disclose to any third party or use for the benefit of himself or any third party, any Confidential Information. As used in this Agreement, "Confidential Information" shall mean any information relating to the business or affairs of Fortress, the Purchaser and the Acquired Companies, including, but not limited to, information relating to financial statements, suppliers, construction, manufacturing and servicing methods, equipment, programs, strategies and information, analyses, profit margins, or other proprietary information used by Fortress, the Purchaser, the Acquired Companies or any other subsidiary of Fortress in connection with the Business; provided, however, that Confidential Information shall not include any information which is in the public domain or becomes known in the industry through no wrongful act on the part of Seller. Seller acknowledges that the Confidential Information is vital, sensitive, confidential and proprietary to the Acquired Companies, the Purchaser and Fortress.

                  (e) If any court of competent jurisdiction shall at any time deem the term of this Section 8.2 or any particular Restrictive Covenant (as defined) too lengthy or the territory too extensive, the other provisions of this Section 8.2 shall nevertheless stand, the

         Restrictive Period herein shall be deemed to be the longest period permissible by law under the circumstances and the territory herein shall be deemed to comprise the largest territory permissible by law under the circumstances. The court in each case shall reduce the time period and/or territory to permissible duration or size.

                  (f) Seller acknowledges and agrees that the covenants set forth in this Section 8.2 (collectively, the "Restrictive Covenants") are reasonable and necessary for the protection of Fortress' business interests, that irreparable injury will result to Fortress, the Purchaser or the Acquired Companies, if Seller breaches any of the terms of said Restrictive Covenants, and that in the event Seller breaches or threatens to breach any such Restrictive Covenants, Fortress, the Purchaser and the Acquired Companies will have no adequate remedy at law. Seller accordingly agrees that in the event Seller breaches or threatens to breach any of the Restrictive Covenants, Fortress, the Purchaser and the Acquired Companies shall be entitled to immediate temporary injunctive and other equitable relief, without bond and without the necessity of showing actual monetary damages, subject to hearing as soon thereafter as possible. Nothing contained herein shall be construed as prohibiting Fortress, the Purchaser or the Acquired Companies from pursuing any other remedies available to them for such breach or the threat of such a breach by Seller, including the recovery of any damages which it is able to prove.

         8.3 Non-plunder. Subject to the limitation imposed by Section 5.19 of the Indenture dated as of May 21, 1996 between Fortress and IBJ Schroder Bank & Trust Company, as amended (including any similar but not more restrictive provision of debt issued with respect to the refinancing of the debt governed by such Indenture), Fortress covenants with Seller that it will maintain at the Acquired Companies the amount of capital reasonably necessary to provide Seller a reasonable opportunity to achieve the maximum earn-out potential as set forth in Annex I.

         8.4. Access. Seller will have reasonable access to all business records of the Acquired Companies for legitimate purposes including, but not limited to, tax audits and third party litigation.

         8.5 Pledge of Preferred Stock. Fortress covenants with Seller that it will cooperate with him in any of his attempts to pledge the Preferred Stock as collateral to a third-party lender.

         8.6. Assistance in Placing Fortress Common Stock.

                  (a) In the event Fortress issues its Common Stock to redeem Fortress Class D Preferred Stock pursuant to Section 6 of the Certificate of Designations, Preferences and Rights of the Series D 6% Cumulative Convertible Preferred Stock of Fortress (the "Certificate of

         Designations") and on receipt of the Common Stock the holder of the Class D Preferred Stock (the "Holder") informs Fortress in writing his desire to liquidate the Common Stock, Fortress covenants that it will for up to the next forty-five (45) trading days assist the Holder in finding a buyer for the Common Stock. Any costs, fees, and commissions involved in placing the stock will be borne by Fortress. If the total net proceeds received by the Holder in an arms length transaction, expressed in terms of the per share price, are less than the value attributed to the Common Stock per share in the redemption under
         Section 6 of the Certificate of Designations (a "Short Fall"), Fortress shall make up the Short Fall in cash or by issuing to the Holder additional shares having a value equal to the Short Fall, or a combination of cash and Common Stock. Any proceeds received in excess of the value attributed to the Common Stock per share in the redemption may be charged by Fortress as a commission. For purposes of this
         Section 8.6 --

                           i) Common Stock issued to make up a Short Fall will
                  be deemed to have a value equal to Fair Market Value of the Common Stock on the date Holder sells the shares if all of the shares are sold on the same day or if the Holder sells the shares in a series of transactions, on the latest date shares are sold;

                           ii) "Fair Market Value" means the Closing Price; and

                           iii) "Closing Price" means the last sales price,
                  regular way, per share of the Common Stock on the day in question, or if no sale takes place, the average of the closing bid and asked prices, regular way, as reported in the principal consolidated transaction reporting system with respect to Fortress' Common Stock.

                  (b) In the event Fortress issues its Common Stock to make up a Short Fall under Section 8.6(a), above, and on receipt of the Common Stock the holder (the "Holder") informs Fortress in writing his desire to liquidate the Common Stock, Fortress covenants that it will for up to the next forty-five (45) trading days assist the Holder in finding a buyer for the Common Stock. Any costs, fees, and commissions involved in placing the stock will be borne by Fortress. If the total net proceeds received by the Holder in an arms length transaction, expressed in terms of the per share price, are less than the value attributed to the Common Stock per share in making up the Short Fall, Fortress shall make up the additional short fall in cash or by issuing to the Holder additional shares having a value equal to the additional short fall, or a combination of cash and Common Stock. In the event Fortress issues its Common Stock to make up the additional short fall, and on receipt of the Common Stock the holder (the "Holder") informs

         Fortress in writing his desire to liquidate the Common Stock, Fortress covenants that it will for up to the next forty-five (45) trading days assist the Holder in finding a buyer for the Common Stock. Any costs, fees, and commissions involved in placing the stock will be borne by Fortress. This process of issuing additional Common Stock and assisting Seller in marketing the stock will be followed until Seller has realized the value attributed to the Common Stock per share in the redemption under Section 6 of the Certificate of Designations.

         8.7 It is recognized that the cash flow from the operations of the Acquired Companies may be a source for paying the promissory note attached as Exhibit E and the Earn-out payments due under Annex I. In the event the promissory note is not paid in full by September 30, 1997 or an Earn-out payment due is not timely paid and cash is available for these purposes from the operations of the Acquired Companies or its or credit facilities, Fortress will not unreasonably withhold its consent to permit Don A. Galloway as an officer of the Acquired Companies to make such payments.

         8.8 It is recognized and acknowledged that Eric Bland has represented the Acquired Companies and Seller in the past and will continue to represent them as well as "Fortress Galloway" after the closing. Fortress, Purchaser and the Acquired Companies hereby waive any conflict of interest that may arise as a result of Mr. Bland's previous representation or future representation of the Acquired Companies and Seller.

                                   ARTICLE IX
                                 INDEMNIFICATION

         9.1 Indemnification by Seller. From and after the Closing, the Seller agrees to indemnify, defend and save Purchaser, and its officers, directors, employees, agents, Employee Plans, and fiduciaries, plan administrators or other parties dealing with any such plans (each, a "Purchaser Indemnified Party") at all times from and after this Agreement through the Expiration Date (as hereinafter defined) from and against, and to promptly pay to a Purchaser Indemnified Party or reimburse a Purchaser Indemnified Party for, any and all liabilities (whether contingent, fixed or unfixed, liquidated or unliquidated, or otherwise), obligations, deficiencies, demands, claims, suits, actions, or causes of action, assessments, losses, costs, expenses, interest, fines, penalties, actual or punitive damages or costs or expenses of any and all investigations, proceedings, judgments, environmental analyses, remediations, settlements and compromises (including reasonable fees and expenses of attorneys, accountants and other experts) (individually and collectively, the "Losses") sustained or incurred by any Purchaser Indemnified Party relating to, resulting from, arising out of or otherwise by virtue of any or breach of a representation or warranty made herein by Seller or an Acquired Company, or non-compliance with or breach by Seller an Acquired Company of any of the covenants or agreements contained in this Agreement to be performed by Seller or such Acquired Company prior to the Closing.

For purposes of this Agreement the "Expiration Date" shall be thirty-six (36) months from the Closing.

         9.2 Indemnification by Purchaser. From and after the Closing, Fortress agrees to indemnify, defend and save Seller and his agents, heirs, personal representatives, successors, and assignees (each, an "Acquired Company Indemnified Party") forever harmless from and against, and to promptly pay to an Acquired Company Indemnified Party or reimburse an Acquired Company Indemnified Party for, any and all Losses sustained or incurred by any Acquired Company Indemnified Party relating to, resulting from, arising out of or otherwise by virtue of any of the following: (i) any breach of a representation or warranty made herein by Fortress or Purchaser (ii) non-compliance with or breach by Purchaser or Fortress of any of the covenants or agreements contained in this Agreement or any of the other agreements to be performed by Purchaser or Fortress; or (iii) action by the Justice Department or the Federal Trade Commission under the provisions of the Hart-Scott-Rodino Antitrust Improvement Act of 1976.

         9.3 Indemnification Procedure for Third Party Claims. In the event that subsequent to the Closing any person or entity entitled to indemnification under this Agreement (an "Indemnified Party") asserts a claim for indemnification or receives notice of the assertion of any claim or of the commencement of any action or proceeding by any entity who is not a party to this Agreement or an Affiliate of such a party (including, but not limited to any domestic or foreign court, government, or Governmental Authority or instrumentality, federal state or local) (a "Third Party Claim") against such Indemnified Party, against which a party to this Agreement is required to provide indemnification under this Agreement (an "Indemnifying Party"), the Indemnified Party shall give written notice together with a statement of any available information regarding such claim to the Indemnifying Party within sixty (60) days after learning of such claim (or within such shorter time as may be necessary to give the Indemnifying Party a reasonable opportunity to respond to such claim). The Indemnifying Party shall have the right, upon written notice to the Indemnified Party (the "Defense Notice") within thirty (30) days after receipt from the Indemnified Party of notice of such claim, which notice by the Indemnifying Party shall specify the counsel it will appoint to defend such claim ("Defense Counsel"), to conduct at its expense the defense against such claim in its own name, or if necessary in the name of the Indemnified Party; provided, however, that the Indemnified Party shall have the right to approve the Defense Counsel, which approval shall not be unreasonably withheld, and in the event the Indemnifying Party shall propose an alternate Defense Counsel, it shall be subject again to the Indemnified Party's reasonable approval.

                  (a) In the event that the Indemnifying Party shall fail to give such notice, it shall be deemed to have elected not to conduct the defense of the subject claim, and in such event the Indemnified Party shall have the right to conduct such defense in good faith and to compromise and settle the claim without prior consent of the Indemnifying Party and the Indemnifying Party will be liable for all costs, expense, settlement amounts or other Losses paid or incurred in connection therewith if it shall be an Indemnifiable Loss.

                  (b) In the event that the Indemnifying Party does elect to conduct the defense of the subject claim, the Indemnified Party will cooperate with and make available to the Indemnifying Party such assistance and materials as may be reasonably requested by it, all at the expense of the Indemnifying Party, and the Indemnified Party shall have the right at its expense to participate in the defense assisted by counsel of its own choosing, provided that the Indemnified Party shall have the right to compromise and settle the claim only with the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed. Without the prior written consent of the Indemnified Party, the Indemnifying Party will not enter into any settlement of any Third Party Claim or cease to defend against such claim, if pursuant to or as a result of such settlement or cessation,
         (i) injunctive or other equitable relief would be imposed against the Indemnified Party, or (ii) such settlement or cessation would lead to liability or create any financial or other obligation on the part of the Indemnified Party for which the Indemnified Party is not entitled to indemnification hereunder. The Indemnifying Party shall not be entitled to control, and the Indemnified Party shall be entitled to have sole control over, the defense or settlement of any claim to the extent that claim seeks an order, injunction or other equitable relief against the Indemnified Party which, if successful, could materially interfere with the business, operations, assets, condition (financial or otherwise) or prospects of the Indemnified Party (and the cost of such defense shall constitute a Loss for which the Indemnified Party is entitled to indemnification hereunder if such Loss is attributable to an Indemnifiable event). If a firm decision is made to settle a Third Party Claim, which offer the Indemnifying Party is permitted to settle under this Section 9.3(b) and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party will give written notice to the Indemnified Party to that effect. If the Indemnified Party fails to consent to such firm offer within 15 calendar days after its receipt of such notice, the Indemnified Party may continue to contest or defend such third Party Claim and, in such event, the maximum liability of the Indemnifying Party as to such Third Party Claim will not exceed the amount of such settlement offer, plus costs and expenses paid or incurred by the Indemnified Party through the end of such 15 day period.

         9.4 Direct Claims. It is the intent of the parties hereto that all direct claims by an Indemnified Party against a party hereto not arising out of

Third Party Claims shall be subject to and benefit from this Article IX. Any claim under this Article IX by an Indemnified Party for indemnification other than indemnification against a Third Party Claim (a "Direct Claim") will be asserted by giving the Indemnifying Party reasonably prompt written notice thereof, and the Indemnifying Party will have a period of 60 calendar days within which to satisfy such Direct Claim, during which time the Indemnifying Party will be given full and complete access to all relevant business records of the Indemnified Party on which the Direct Claim is based. If the Indemnifying Party does not so respond within such 60 calendar day period, the Indemnifying Party will be deemed to have rejected such claim, in which event the Indemnified Party will be free to pursue such remedies as may be available to the Indemnified Party under this Article IX.

         9.5 Failure to Give Timely Notice. A failure by an Indemnified Party to give timely, complete or accurate notice as provided in Sections 9.3 and 9.4 will not affect the rights or obligations of any party hereunder except and only to the extent that, as a result of such failure, any party entitled to receive such notice was deprived of its right to recover any payment under its applicable insurance coverage or was otherwise directly and materially damaged as a result of such failure to give timely notice.

         9.6 Reduction of Loss. To the extent any Loss of an Indemnified Party is reduced by receipt of payment (i) under insurance policies which are not subject to retroactive adjustment or other reimbursement to the insurer in respect of such payment, or (ii) from third parties not affiliated with the Indemnified Party, such payments (net of the expenses of the recovery thereof) (such net payment being referred to herein as a "Reimbursement") shall be credited against such Loss; provided, however, (x) the pendency of such payments shall not delay or reduce the obligation of the Indemnifying Party to make payment to the Indemnified Party in respect of such Loss, and (y) the Indemnified Party shall have no obligation, hereunder or otherwise, to pursue payment under or from any insurer or third party in respect of such Loss. If any Reimbursement is obtained subsequent to payment by an Indemnifying Party in respect of a Loss, such Reimbursement shall be promptly paid over to the Indemnifying Party.

         9.7 Subrogation. The Indemnifying Party shall be subrogated to the Indemnified Party's rights of recovery to the extent of any Loss satisfied by the Indemnifying Party. The Indemnified Party shall execute and deliver such instruments and papers as are necessary to assign such rights and assist in the exercise thereof, including access to books and records of the Acquired Companies.

         9.8 Limitation of Indemnification. Notwithstanding anything in this Agreement to the contrary:

                  (a) Limitation of Years. A party's duty to indemnify under this Article IX shall cease thirty-six (36) months from the date of Closing, and, moreover, --

                           (i) Seller will have no liability for indemnification
                  with respect to any representation or warranty unless on or before thirty-six (36) months from the Date of Closing Purchaser notifies Seller in writing of a claim specifying the factual basis of that claim in reasonable detail; and

                           (ii) Fortress will have no liability for
                  indemnification with respect to any representation or warranty unless on or before thirty-six (36) months from the Date of Closing Seller notifies Fortress in writing of a claim specifying the factual basis of that claim in reasonable detail.

                  (b) Threshold. A party's duty to indemnify under this Article IX shall not arise until the total of all Losses sustained or incurred by an Indemnified Party exceed $50,000 and then only for the amount by which such Losses exceed $50,000.

                   (c) Dollar Limitation for Breach. The total Losses for which Seller, in the aggregate, shall provide indemnification under this
         Article IX and any other provision of this Agreement shall be $3,000,000.

                  (d) Consequential or Special Damages. No Indemnifying Party shall have any liability to an Indemnified Party for any incidental, special, consequential, punitive, or statutorily trebeled damages.

                  (e) Exclusive Remedy. The indemnification obligations of Seller under this Article IX are the sole and exclusive remedy of Fortress and the Purchaser, and Fortress and the Purchaser waive any other remedies, whether available at law or in equity.

         9.9 Arbitration. Excluding the right of the Purchaser or Seller to seek injunctive relief, all claims (pursuant to Federal or state statutes or by common law), controversies, differences or disputes between the Purchaser and Seller arising out of or relating to this Agreement or the alleged breach thereof including, but not limited to, indemnification claims under Article 9.3 and/or 9.4 (but excluding audit disputes under Article 2.2(c) or any other provision specifically adopting that procedure) shall be settled by arbitration in accordance with the rules then in effect of the American Arbitration Association at the time of the dispute. After an award is rendered by the arbitrator(s), a judgment may be entered in any court of competent Jurisdiction.

The arbitration shall occur in Washington, D.C. to the exclusion of all other locations. The arbitrators can only award actual and not punitive, trebled or exemplary damages and cannot add to or subtract from the terms of this Agreement. The parties agree that the arbitrators may include provisions for the payment of costs and expenses, including reasonable attorneys fees as part of any ruling or award made thereunder. The parties acknowledge that arbitration shall be the sole, final, binding and exclusive remedy of the parties with respect to any such matter for which arbitration is undertaken hereunder; provided, however, Fortress may set off against any amounts it owes to Seller as an Earn-out payment in the amount of any judgment entered against Seller pursuant to the procedures provided in this Section 9.9. In preparation for the arbitration process described herein, the parties shall be given at least 120 days for discovery and each party may utilize all methods of discovery authorized by the procedural rules and statutes of the Commonwealth of Virginia for civil litigation and may enforce the right to obtain such discovery in the manner provided by such rules and statutes.

                                    ARTICLE X
                             FEDERAL SECURITIES LAW

         10.1 Economic Risk: Sophistication. Seller is able to bear the economic risk of an investment in Fortress stock issued pursuant to this Agreement and can afford to sustain a total loss of such investment and has such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of the proposed investment in Fortress common stock. Seller or his respective purchaser representative has had an adequate opportunity to ask questions and receive answers from the officers of Fortress concerning any and all matters relating to the background and experience of the current and proposed officers and directors of Fortress, the business, operations and financial condition of Fortress, and the plans for additional acquisitions and the like. Seller or his respective purchaser representative have asked any and all questions in the nature described in the preceding sentence and all questions have been answered to his satisfaction. Seller represents that after taking into consideration the information and advice provided herein he has the requisite knowledge and experience in financial and business matters to be capable of evaluating the merits and risks of this investment and is an "accredited investor" as defined in Regulation D of the Securities Act of 1933, as amended (the "Securities Act").

                                   ARTICLE XI
                                   DEFINITIONS

         For purposes of this Agreement, the following terms have the meanings referred to in this Article 11:

"Acquired Companies' Schedules" - the Schedules to this Agreement to be provided by the Acquired Companies and Seller.

"Affiliate" - any Person or entity that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, an Acquired Company.

"Affiliate Transaction" - a transaction between an Acquired Company and any Affiliate.

"Code" - Internal Revenue Code of 1986, as amended, and regulations issued by the Internal Revenue Service.

"Common Stock" - the common stock of The Fortress Group, Inc.

"Contract" - any agreement, contract, obligation, promise, or undertaking (whether written or oral and whether express or implied) that is legally binding.

"Encumbrance" - any charge, claim, equity, judgment, lease, liability, lien, mortgage, pledge, restriction, security interest, Tax lien, or encumbrance of any kind.

"Galloway Homes" - Don Galloway Homes, Inc, a North Carolina corporation, and its two wholly owned subsidiaries, Don Galloway Homes of North Carolina, Inc., a North Carolina corporation, and Don Galloway Homes of South Carolina, Inc., a South Carolina corporation.

"Governmental Authority" - the United States or any state, local, or foreign government, or any subdivision, agency, or authority of any thereof.

"Hazardous Material" -- as defined in Section 4.18(b).

"Knowledge of the Seller" or "Knowledge of the Acquired Companies" - material facts which Don A. Galloway is actually aware of or of which he should be aware in light of his position with the Acquired Companies.

"Person" -- any individual, corporation (including non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity of Governmental Body.

                                   ARTICLE XII
                                  MISCELLANEOUS

         12.1 Notices, Consents, Etc. Any notices, consents or other communication required to be sent or given hereunder by any of the parties shall in every case be in writing and shall be deemed properly served if (i) delivered personally, (ii) sent by registered or certified mail, in all such cases with first class postage prepaid, return receipt requested, or (iii) delivered by a recognized overnight courier service, to the parties at the addresses as set forth below or at such other addresses as may be furnished in writing.

                  (a)      If to Seller:

                                    Don A. Galloway
                                    Don Galloway Homes, Inc.
                                    11231 Carmel Commons Blvd.
                                    Charlotte, NC 28226

                                    Don A. Galloway
                                    5810 Osage, #303
                                    Cheyenne, Wyoming 82009

                           with a copy to:

                                    James Sack
                                    Sack & Associates
                                    8300 Greensboro Drive
                                    McLean, VA 22102

                  and:              Eric Bland, Esq.
                                    Bland & Arndt LLP
                                    1634 Main Street
                                    Suite 200
                                    Columbia, SC 29202

                  (b)      If to Purchaser:

                                    The Fortress Group, Inc.
                                    1921 Gallows Road, Suite 730
                                    Vienna, VA  22182
                                    Attention:    J. Marshall Coleman


Date of service of such notice shall be (x) the date such notice is personally delivered, (y) three (3) days after the date of mailing if sent by certified or registered mail, or (z) one (1) day after date of delivery to the overnight courier if sent by overnight courier.

         12.2 Severability. The unenforceability or invalidity of any provision of this Agreement shall not affect the enforceability or validity of any other provision.

         12.3 Documents. Each party will execute all documents and take such other actions as the other party may reasonably request in order to consummate the transactions provided for herein and to accomplish the purposes of this Agreement.

         12.4 Counterparts. This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. Duplicated or facsimile versions of manual signatures of this Agreement shall be considered manual signatures.

         12.5 Expenses. Except as otherwise specifically provided herein, each of the parties shall pay all costs and expenses incurred or to be incurred by it in negotiating and preparing this Agreement and in closing and carrying out the transactions contemplated by this Agreement.

         12.6 Cooperation by the Parties. The parties to this Agreement will use their reasonable efforts, and will cooperate with each other of them, to secure all necessary consents, approvals, authorizations, exemptions and waivers from third parties as shall be required in order to enable each of them to effect the transactions contemplated hereby, and will otherwise use their commercially reasonable efforts to cause the consummation of such transactions in accordance with the terms and conditions hereof.

         12.7 Further Assurances. At any time or from time to time up to one year after the Closing, each of the parties hereto shall, at the request of the other of the parties hereto and at such other parties' expense, execute and deliver any further instruments or documents and take all such further actions as are reasonably requested of it in order to consummate and make effective the transactions contemplated by this Agreement.

         12.8 Governing Law. This Agreement shall be construed and governed in accordance with the laws of the State of Virginia, without giving effect to principles of conflicts of law.

         12.9 Headings. The subject headings of Articles and Sections of this Agreement are included for purposes of convenience only and shall not affect the construction or interpretation of any of its provisions.

         12.10 Assignment. This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but will not be assignable or delegable by any party without the prior written consent of the other parties; provided, however, that nothing in the Agreement is intended to limit Purchaser's ability to assign its rights or delegate its responsibilities, liabilities and obligations under this Agreement to any person at any time whether prior to or following the Closing without consent, but no such assignment shall relieve Purchaser or Fortress of any of its obligations, duties or liabilities hereunder.

         12.11 Entire Agreement. This Agreement and all the Schedules and Exhibits attached to the Agreement (which shall be deemed incorporated in the Agreement and made a part hereof) set forth the entire understanding of the parties and may be modified only by instruments assigned by all of the parties hereto.

         12.12 Third Parties. Nothing herein expressed or implied is intended or shall be construed to confer upon or give to any person or entity, other than the parties to this Agreement, any rights or remedies under or by reason of this Agreement.

         12.13 Interpretative Matters. Unless the context otherwise requires,
(i) all references to Articles, Sections, Schedules or Exhibits in this Agreement, (ii) each accounting term not otherwise defined in this Agreement has the meaning assigned to it in accordance with GAAP, and (iii) words in the singular or plural include the singular and plural and pronouns stated in either the masculine, feminine or neuter gender shall include the masculine, feminine and neuter.

         12.14 Termination. This Agreement may be terminated at any time prior to the Closing:

                  (a) By the mutual written consent of Purchaser and the Seller;

                  (b) By either the Seller or Purchaser in writing, without liability to the terminating party on account of such termination (provided the terminating party is not otherwise in default or in breach of this Agreement), if Purchaser or Seller respectively, shall
         (i) fail to perform in any material respect its agreements contained herein required to be performed on or prior to the Closing, or (ii) materially breach any of its representations, warranties or covenants contained herein; or

                  (c) By Fortress (acting through its Board of Directors) at any time if (i) in the course of their investigations of or due diligence with respect to the Acquired Companies if it shall discover a matter which could (in Fortress' reasonable discretion) have a materially adverse effect on the Acquired Companies, taken as a whole or the assets of the Acquired Companies, taken as a whole, (ii) Fortress shall have given written notice to Seller of such dissatisfaction and of the particular information and/or issues from which such dissatisfaction results, and (iii) Seller shall have failed to satisfy Fortress in its sole discretion with respect to the information and/or issues identified in the notice.

                  Termination of this Agreement pursuant to this Section 12.14 shall terminate all obligations of the parties hereunder; provided, however, that termination pursuant to clause (b) of Section 12.14 shall not relieve the defaulting party or breaching party from any liabilities to the other party hereto, and termination pursuant to clause (c) of Section 11.14 will result in forfeiture by Purchaser of all earnest money delivered to Mr. Bland under Section 2.1.

         12.15 Brokers. Each party represents and warrants that it employed no broker or agent in connection with this transaction except for Michael P. Kahn & Associates, LLC ("Kahn"), and agrees to indemnify the other parties hereto against all loss, cost, damages or expenses arising out of claims for fees or commissions of brokers employed or alleged to have been employed by such indemnifying party. Seller warrants that he will pay any brokerage commission due to Kahn pursuant to a separate agreement between Seller and Kahn.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date indicated.

                            Fortress Galloway, Inc.

                            By: /s/ Illegible Name         Date: 8/19/97
                                --------------------------

                            The Fortress Group, Inc.

                            By: /s/ Illegible Name          Date: 8/19/97
                                ---------------------------
                                a duly authorized signatory


/s/ Don A. Galloway     Date:  8/18/97
- -------------------
Don A. Galloway


Don Galloway Homes, Inc.                       Don Galloway Land, LLC


By: /s/ Don A. Galloway  Date: 8/18/97   By: /s/ Don A. Galloway   Date: 8/18/97
    -------------------                      -------------------
    Don A. Galloway                          Don A. Galloway

Thornblade, LLC                          Galloway Limited Partnership

By: /s/ Don A. Galloway  Date: 8/18/97   By: /s/ Don A. Galloway   Date: 8/18/97
    -------------------                      --------------------
    Don A. Galloway                          Don A. Galloway,
                                             General Partner

                                     ANNEX I
                                    EARN-OUT

         1. Definitions. For purposes of this Annex I the following terms have the meanings referred to below:

         "Average Daily Earnings" means the combined pre-tax earnings of the Acquired Companies for the month of August, 1997 divided by 31, as set forth in an audited financial statement of the Acquired Companies prepared in accordance with generally accepted accounting principles consistently applied as described below in the definition of Pre-Tax Earnings.

         "Pre-Tax Earnings" means the annual combined calendar year net income of the Acquired Companies and any other entities managed by them before any charge for federal, state, or local income taxes, but after consulting fees paid to Don A. Galloway, as set forth in annual audited financial statements of the Acquired Companies prepared in accordance with generally accepted accounting principles consistently applied; provided, however, in computing income, charges or expenses associated with the purchase of the Shares and Interests will not be recognized, including the amortization of the goodwill on the balance sheet from the transaction, and write-up of assets. No expense will be recognized for interest on funds borrowed to finance the transaction. Also excluded from combined income of the Acquired Companies in determining pre-tax earnings will be overhead allocations or management fees of the parent, Fortress, or an affiliate.

         "Net Assets" means the combined total assets less cash of the Acquired Companies.

         "Return on Net Assets" means the Pre-Tax Earnings of the Acquired Companies divided by their average (calculated monthly) Net Assets for the year.

         2. Earn-out Payments.

                  Seller will be entitled to an earn-out payment for each of the years 1997, 1998, 1999, and 2000 in an amount equal to the lesser of
         (x) $2,000,000 and (y) 50% of Pre-Tax Earnings in excess of a 15% Return on Net Assets for the year in question, limited to a maximum cumulative earn-out total of $5,000,000.

         3. Payment. Fortress shall pay each Annual Earn-out not later than 10 days after Fortress' independent auditor completes its audit for the year in question (the "Audit Date"). All payments shall be accompanied by a report setting forth in reasonable detail the calculation thereof, and if Seller disputes the calculation, he shall be given full and complete access to the business records on which the calculation was based. The first Annual Earn-out payment and, to the extent necessary, subsequent Annual Earn-out payments shall first be applied to reduce any outstanding balance on the $2,000,000 Promissory Note between Seller and Fortress.

         4. Set-Off. Fortress may set-off against any amounts that Fortress owes to Seller as an Earn-out payment any judgment rendered in arbitration against Seller pursuant to Article IX.






51